FOR IMMEDIATE RELEASE
July 30, 2012

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES SECOND QUARTER 2012 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“Bank” or “FHLBNY”) today released its unaudited financial highlights for the quarter ended June 30, 2012.

“We have executed well throughout the first half of 2012,” said Alfred A. DelliBovi, president and CEO of the Bank.  “We experienced an increase in advances over the second quarter as our members continue to put this funding to work in the communities they serve.  Our seasoned and competent team at the FHLBNY takes great pride in our ability to remain a reliable and stable source for our members’ liquidity needs, as reflected in our strong performance in the quarter.”

Highlights from the second quarter of 2012 include:

•	Net income for the quarter was $86.5 million, an increase of $33.2 million, or 62.3 percent, from net income of $53.3 million for the second quarter of 2011. Return on average equity (“ROE”) for the quarter was 6.75 percent, compared to an ROE of 4.35 percent for the second quarter of 2011.

•	As of June 30, 2012, total assets were $102.4 billion, an increase of $6.7 billion, or 7.0 percent, from total assets of $95.7 billion at March 31, 2012. As of June 30, 2012, advances were $77.6 billion, an increase of $5.5 billion, or 7.7 percent, from $72.1 billion at March 31, 2012.

•	As of June 30, 2012, total capital was $5.5 billion, an increase of $309.1 million, or 5.9 percent, from $5.2 billion as of March 31, 2012. In addition, the Bank’s unrestricted retained earnings grew during the quarter by $19.4 million to $765.7 million as of June 30, 2012. The Bank also increased its restricted retained earnings by $17.3 million during the quarter to $61.7 million as of June 30, 2012. At June 30, 2012, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.

The Bank currently expects to file its Form 10-Q for the second quarter of 2012 with the U.S. Securities and Exchange Commission on or before August 10, 2012.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLB of New York currently serves 341 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Federal Home Loan Banks is to support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.